OPTION AND VOTING AGREEMENT

          OPTION AND VOTING AGREEMENT, dated June 20, 1996 between Physician Computer Network, Inc., a New Jersey corporation ("PCN"), and the undersigned stockholder (the
"Stockholder") of Wismer-Martin, Inc., a Washington corporation
(the "Company").

                    W I T N E S S E T H:

          WHEREAS, simultaneously with the execution and delivery of this Agreement, PCN, Northwest Acquisition Corp., a Washington corporation and a wholly-owned subsidiary of PCN ("Merger Sub"), and the Company are entering into an Agreement and Plan of Merger, dated the date hereof (the "Agreement"), pursuant to which PCN will acquire all of the capital stock of the Company through the merger of Merger Sub with and into the Company (the "Merger"); and

          WHEREAS, approval of the Company Vote (as defined in the Merger Agreement) by the stockholders of the Company is a condition to the consummation of the Merger; and

          WHEREAS, in order to induce PCN to enter into the Agreement, Stockholder desires to enter into this Option and Voting Agreement with respect to the number of outstanding shares (the "Shares") of Common Stock, par value $.001 per share, of the Company (the "Common Stock"), set forth below Stockholder's name on the signature page hereto.

          NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

          Section 1.     Option

          (a) Stockholder hereby grants to PCN an option (the "Option") to purchase not less than all of the Shares for a purchase price per share equal to the Exercise Price (as defined below), at any time or from time to time from and after the Trigger Date (as defined below) and prior to the Expiration Date (as defined below). As used herein, the "Exercise Price" shall mean the amount of cash and number of shares of PCN common stock, par value $.01 per share, into which each Share is convertible upon consummation of the Merger in accordance with the terms of the Merger Agreement, assuming for such purpose that the Trigger Date is the Effective Time (as defined in the Merger Agreement) of the Merger. As used herein, the "Trigger Date" shall mean the first date on which any one or more of the following events occur: (i) any material breach by the Company of any representation, warranty, covenant or agreement contained in the Merger Agreement, including, without limitation, the failure (x) of the Company to properly convene a meeting of its stockholders for the purpose of voting on the approval of the Merger Agreement and the transactions contemplated thereby (a "Stockholders' Meeting") and (y) of the Company's Board of Directors, for any reason, to recommend to its stockholders the approval of the Merger Agreement and the transactions contemplated thereby; (ii) the failure by the Company at a Stockholders Meeting to obtain the affirmative vote of the holders of two-thirds of the outstanding shares of the Common Stock entitled to vote thereon, to consummate the Merger; and (iii) the termination of the Merger Agreement pursuant to Section 7.1(f) thereof. As used herein, the "Expiration Date" shall mean the first to occur of: (i) in the event that the Merger is not consummated in accordance with the terms of the Merger Agreement because (x) PCN fails or refuses to close the Merger for any reason other than a breach by the Company of any provision of the Merger Agreement or (y) as a result of a material breach by PCN of any representation, warranty, covenant or agreement contained therein; (ii) consummation of the Merger; and (iii) the later to occur of (x) the termination of the Merger Agreement in accordance with its terms (other than termination pursuant to Section 7.1(f) of the Merger Agreement) or (y) October 15, 1996.

          (b) The Option shall be exercisable by PCN by delivery to Stockholder of a written notice indicating the number of shares PCN wishes to acquire (the "Notice"). The Notice shall be accompanied by payment of the purchase price of the Shares purchased as specified therein. The cash portion of the purchase price for the shares may be made in cash or by check payable to the order of Stockholder. Upon delivery of payment for the Shares, Stockholder shall deliver to PCN a certificate or certificates for the number of Shares indicated in the Notice, together with duly executed stock powers therefor. Upon delivery, such Shares shall be fully-paid and non-assessable and free and clear of all liens, security interests and other encumbrances.

          (c) In the event that, prior to the Expiration Date, the Company shall issue shares of its Common Stock as stock dividends or shall subdivide or split or combine the outstanding shares of Common Stock, the Exercise Price shall forthwith proportionately be decreased in the case of a stock dividend, subdivision or stock split, or proportionately be increased in the case of combinations, in each case to the nearest one cent, to give effect to such change. Concurrently, the number of Shares to which this Option shall apply shall be increased or decreased in proportion to the increase or decrease in the number of shares of Common Stock outstanding as a result of such change.

          (d)  In the event of any reorganization or
reclassification of the outstanding shares of Common Stock, or in the case of any consolidation with or merger of the Company into another corporation in which the Company is not the surviving corporation, or in the case of any sale, lease or conveyance of all, or substantially all, of the property, assets, business and goodwill of the Company, PCN shall thereafter have the right upon exercise of the Option to purchase from Stockholder the kind and amount of shares of stock and other securities and property received by Stockholder upon such reorganization, reclassification, consolidation, merger or sale, at a price equal to the Exercise Price then in effect, and, prior to the Expiration Date, Stockholder will not sell, convey or otherwise dispose of any shares of stock and other securities or property received by Stockholder upon the consummation of any such transaction.

          (e) In the event the Company shall, at any time prior to the Expiration Date and prior to the exercise in full of the Option, dissolve, liquidate or wind up its affairs, PCN shall be entitled, upon exercise of the Option, to receive, in lieu of the Shares which it would have been entitled to receive, the same kind and amount of assets as PCN would have received, the same kind and amount of assets as would have been issued, distributed or paid to it upon any such dissolution, liquidation or winding up with respect to such Shares had it been the holder of record of such Shares on the record date for the determination.

          Section 2.     Maintenance of Shares.   During the
term of this Agreement, except the sale of the Shares to PCN upon exercise of the Option or in connection with the Merger, Stockholder will continue to be the beneficial and record owner of all right, title and interest in and to the Shares and agrees that he will not sell, and will not offer or agree to, assign, pledge or otherwise dispose of, or grant any proxies with respect to, the Shares, other than proxies to vote for proposals put forth by management of the Company which are not inconsistent with the proposals required to be voted for pursuant to Section 3 below, or enter into any contract, option or other arrangement or understanding with respect to the sale, assignment, pledge or other disposition, directly or indirectly, of the Shares or any right, title or interest in or to the Shares.

          Section 3.     Voting of Shares.     Stockholder
agrees that, during the term of this Agreement, he will vote the Shares which Stockholder then owns and which Stockholder is entitled to vote, in person or by proxy, at any annual, special or other meeting of the holders of capital stock of the Company and at any adjournments thereof or pursuant to any consent in lieu of a meeting, or otherwise, for approval of the Merger and against any: (i) other sale or purchase of assets or any merger, consolidation, reorganization, recapitalization, liquidation or winding up of or by the Company; or (ii) other transaction or other matter that would interfere with or delay the prompt completion of the Merger.

          Section 4.     Term of Agreement.  The obligations of
Stockholder under this Agreement will terminate on the Expiration Date.

          Section 5.     Representations and Warranties of
Stockholder. Stockholder represents and warrants to PCN as of the date hereof that:

          (a) Stockholder is the record and beneficial owner of the Shares and the Shares (i) represent all of the Common Stock owned of record or beneficially by Stockholder, directly or indirectly, (ii) are fully-paid and non-assessable and (iii) are free and clear of all liens, security interests and other encumbrances;

          (b) Stockholder has full legal power and authority to execute and deliver this Agreement;

          (c) the Shares are free and clear of all proxies, voting agreements, voting trusts and other agreements relating to the voting of the shares; and

          (d) Stockholder has duly executed and delivered this Agreement.

          Section 6. Specific Performance. Stockholder acknowledges that PCN would suffer irreparable damage if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that PCN shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which PCN may be entitled at law or in equity.

          Section 7. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made upon receipt, if made or given by hand delivery, telecopier or facsimile transmission, or upon receipt by registered or certified mail (postage prepaid, return receipt requested) to Stockholder at the address set forth below Stockholder's name on the signature page hereto and to PCN's at the address for notices set forth in the Merger Agreement or to such other address as any party may have furnished to the others in writing in accordance herewith.

          Section 8.     Binding Effect.  This Agreement shall
inure to the benefit of and, subject to applicable law, be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

          Section 9.     Governing Law.  This Agreement shall
be governed by and construed in accordance with the laws of the State of Washington, without giving effect to the principles of conflict of laws thereof.

          Section 10.    Counterparts.  This Agreement may be
executed in two counterparts, each of which shall be an original, but which together shall constitute one and the same agreement.

          Section 11.    Effect of Headings.  The section
headings herein are for convenience only and shall not affect the construction hereof.

          Section 12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          Section 13. Amendment; Waiver. No amendment or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and signed by PCN and Stockholder, in the case of an amendment, or by the party which is the beneficiary of any such provision, in the case of a waiver or a consent to departure therefrom.

          Section 14. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, covenants, arrangements, communications, representations and warranties, whether oral or written, by either party with respect thereto.
          IN WITNESS WHEREOF, this Option and Voting Agreement has been duly executed by the parties hereto on the day and year first above written.



                         /s/
                         Name: Ivory & Sime Enterprises Capital
                               Plc.
                         Number of Shares: 1,045,000
                         Address: One Charlotte Square
                                  Edinburgh, Scotland EH2 4DZ


                         PHYSICIAN COMPUTER NETWORK, INC.


                         Name: /s/ Henry Green
                         Title: